Exhibit 99.1

LBI MEDIA, INC.

Moderator: Lenard Liberman

November 14, 2008

4:00 p.m. ET

Operator: Please stand by, we are about to begin. Good day and welcome to the LBI Media Third Quarter 2008 Results Conference Call. Today’s conference is being recorded. At this time I would now like to turn the conference over to Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman: Thank you, Operator. Good afternoon and welcome to LBI Media’s third quarter 2008 earnings call. Joining me on today’s call are Winter Horton, our Corporate Vice President; and Wisdom Lu, our Chief Financial Officer.

During this call I’ll provide an overview of financial and operating progress since our last earnings report. Winter will provide some commentary on the performance and progress of our radio stations, and then Wisdom will walk through — will walk you through the financial results. After our formal remarks we will open the call for questions. Wisdom.

Wisdom Lu: Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI in the future, are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties, and actual results may vary materially. I refer you to today’s press release for important factors you should consider in evaluating this information. The forward-looking statements made during this call speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is Adjusted EBITDA which we define as net income or loss plus income tax expense or benefit, net interest expense, interest rate swap expense, depreciation and amortization, impairment of broadcast licenses, equity in loss of equity method investment, impairment of equity method investment, loss on disposal of property and equipment, and other non-cash gains and losses. However for the purposes of this call, we’ll refer to what we entitle Adjusted EBITDA simply as “EBITDA”.

In conformity with Reg G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with US generally accepted accounting principles in today’s press release. This reconciliation is also provided in our quarterly report which will be posted on our website.

Let me turn the call back over to Lenard who will discuss our performance for the third quarter ended September 30th, 2008.

Lenard Liberman: Thanks, Wisdom. Despite a very difficult advertising environment we posed solid results during the third quarter, including overall net revenue growth of 2% to $30.8 million. And this growth comes after suffering significant revenue losses in our Houston market as a result of the damage caused by Hurricane Ike. We estimate that even with the weak advertising environment in the third quarter, our net revenues would have been approximately 100 basis points higher if we didn’t suffer from the effects of lost airtime and advertiser cancellations caused by the hurricane.

Our third quarter results were also positively impacted by our commitment to executing our strategy to strengthen our programming content, grow audience shares and expand our footprint in the nation’s largest and fastest growing Hispanic markets.

Our radio operations posted a 6% increase in revenues for the quarter, outperforming the industry, which was down an estimated 8% during the third quarter. Experiencing growth in the midst of a difficult advertising environment, affecting stations across the U.S., it is even more impressive considering that we are comping a very strong quarter last year when revenues were up more than 20% and we did not benefit from any political advertising this year. We saw strength across all of our radio markets during the quarter as we converted our strong audience shares into advertising dollars.

I’d like to turn the call over to Winter, to Winter Horton, now to give more details about our revenue performance. Winter.

Winter Horton: Thank you. We are proud of our performance across our radio division during what was one of the most challenging environments we have seen in this business. Our programming is gaining traction and we are growing our audience shares and our sales teams are doing an outstanding job in attracting new advertisers who we should target our valuable audiences.

Some of the categories where we saw particular strength in radio advertising during the quarter included telecom and not surprisingly, loan modification companies and bankruptcy lawyers. We also saw growth in non-traditional revenue from texting promotions and events and revenue generated from our partnership with the Los Angeles Dodgers.

Turning to specific markets; in Los Angeles our radio cluster continues to outpace the general market this quarter as we capitalize on the programming success of our flagship station KRCA-TV and offer creative advertising solutions for our clients. In Los Angeles our leading FM format Que Buena continues to maintain its strong position among Hispanic adults 18 to 49. The result of the transition to PPM has compressed the market. So we continue to benefit from our strong No.2 position in morning drive. KHJ, our full market AM radio station, is among the top Hispanic AM stations in the market, as we continue to benefit from our strategic alliance with the Los Angeles Dodgers.

In Riverside San Bernardino KRQB-FM continues to shine in its unprecedented first year, ranking No.2 in the entire market, English or Spanish in every demo. After dominating the Riverside San Bernardino diary ratings throughout its first year on the air, KRQB continues to shine in the new PPM world as well. KRQB is the No.1 or No.2 Spanish station and virtually every day part demo and is No.1 overall in English or Spanish in men 18-34 and No.2 overall in adults 18-34. Our morning show personality Don Cheto remains the No.1 Spanish DJ in Riverside San Bernardino, and KRQB showed its immediate and strong connection with local community by staging the largest Spanish station sponsored fiestas in the history of the inland empire for Cinco de Mayo Fiesta and Fiestas Patrias.

Turning to our Texas stations; we continue to benefit from the changes we made to our programming which has led to audience growth and a strong advertiser response despite very difficult comparisons to last year and the negative impact of Hurricane Ike during the period. Our agency and national business for Houston radio stations has benefited from the recent transition to Arbitron’s PPM audience measurement system as well. The same PPM system is currently being implemented in both Dallas and LA, and early results are very positive for our radio clusters.

Finally, in September we announced that we had entered into an agreement to purchase KVIB FM in Phoenix, Arizona from Sun City for $15 million in cash. The acquisition which is subject to SEC approval is expected to close by the first quarter of 2009. This is a key strategic transaction that we believe will extend our radio footprint to another large and rapidly growing Hispanic market. With the acquisition of our television station in Phoenix KVPA in August, we are now focused on leveraging our content management and operating expertise to fully capitalize on our presence in the nation’s eighth largest Hispanic market.

Now I would like to turn the call back over to Lenard to discuss our television performance.

Lenard Liberman: Thanks, Winter. Turning to our television group; during the third quarter net revenues declined by 3% to $13.4 million. This decrease is primarily due to continued decline in infomercial revenues and advertising from auto dealers and mortgage lenders. We also experienced the effects of Hurricane Ike on our Houston television station in the form of lost airtime and advertising cancellations. Despite the decline we are encouraged by the sequential improvement at KRCA-TV in Los Angeles which remains the No.2 rated Spanish language television station in the market. Offsetting the weakness in infomercials we demonstrated success in leveraging our improved programming and increased audience shares to drive improved results in our national agency driven business.

Our original programming and new programming grid continues to deliver solid rating success. Based on the rating success we have seen so far, we expect to deliver some outstanding ratings for our number of our sweeps. In most day parts and demographics we rank either No.1 or No.2. The launch of our new comedy show Los Chuper Amigos which features popular comedic actors from Mexico has delivered solid ratings despite having only been on the air for several weeks.

In Salt Lake City we continue to achieve strong ratings including several programs that have surpassed Univision in terms of viewership. KPNZ maintains its rank No.1 among Hispanic TV broadcasters and continues to establish a national advertising presence. Our in-house programming continues to gain traction with viewers, and our sales staff remains focused on growing our local advertiser base in the market. So we are very excited about our future at Salt Lake City.

Finally; we remain on track with regard to the launch of Estrella TV early 2009 with a mix of affiliated and owned and operated stations. This network will allow us to fully leverage our evergreen content by providing us with access to the large pool of network advertising dollars in Spanish television that we have never tapped. I should note that we are having positive discussions with a number of potential affiliates and expect to provide some positive news on this front in the near future in addition to announcing acquisitions of TV stations in key markets.

In addition to launching our US Estrella TV network we continue to work aggressively on our syndication strategy in our international markets. Our main focus on developing strategic alternatives to monetize our programming library and grow both revenues and EBITDA, we will also continue to be opportunistic on the acquisition front.

Looking ahead; I’m encouraged by LBI’s performance in this very difficult market. Despite difficult near-term economic conditions, we are committed to executing our strategy and investing in our content with a goal of further increasing our market share. Our programming investments are beginning to audience growth and we remain on track in our plan to launch a new Spanish language television network Estrella TV in early 2009. Our station portfolio has never been stronger and we believe the steps we were taking will strengthen our strategic position and ability to serve the rapidly growing and vibrant Hispanic community.

Now I’ll turn over the call to Wisdom who is going to comment more — give more detail on our second quarter financial performance.

Wisdom Lu: Thanks, Lenard. As Lenard mentioned, for the quarter ended September 30th, 2008, net revenues increased by 1.7% to $30.8 million as compared to $30.3 million for the same period in 2007. This increase was primarily attributable to growth in advertising revenues across our entire radio segment, Los Angeles, Dallas and

Houston, with revenues increasing 5.7% to $17.5 million from $16.5 million compared to the same period in 2007.

Television net revenues decreased 3.1% to $13.4 million in the third quarter of 2008 as compared to $13.8 million for the same period in 2007. Declines in infomercial advertising were partially offset by revenue growth from our recently acquired television station in Salt Lake City, Utah, as well as increased national advertising revenues resulting from positive rating gains and the acceptance by national advertisers of our internally produced programming.

Total operating expenses increased by $46 million or 210.2% to $67.9 million for the third quarter as compared to $21.9 million for the same period in 2007. This increase was primarily attributable to a $43.6 million increase in non-cash broadcast license impairment charges as a result of a decrease in advertising revenue growth projections for the broadcast industry in general, an increase in discount rates and a decline in cash flow multiples for recent station sales.

The increase was also attributable to a $1.0 million or 17.8% increase in program and technical expenses primarily related to the settlement of the dispute related to royalty fees as well as higher music license fees, an increase in the production of in-house television program and incremental expenses related to the Company’s Salt Lake City television station which the Company acquired in November 2007; a $0.8 million increase in loss on the disposal of property and equipment primarily reflecting damage caused by Hurricane Ike in September 2008; a $0.4 million or 16.5% increase in depreciation and amortization primarily due to incremental expenses related to the Company’s 2007 asset acquisitions and the completion of construction of two radio tower sites in Texas in the fourth quarter of 2007; a $0.1 million or 0.8% increase in selling, general and administrative expense primarily related to expenses incurred to restore power at several tower sites damaged by Hurricane Ike; and a $0.1 million or 9.4% increase in promotional expenses.

We reported a net loss of $29.4 million for the third quarter as compared to a net loss of $11.1 million for the same period in 2007, an increase of $18.3 million. This change was primarily attributable to the $43.6 million increase in non-cash broadcast license impairment charges, partially offset by the $16.7 million tax benefit resulting from the increase in impairment losses, the absence of the loss of note redemption during the third quarter of 2008 and a decrease in net interest and interest rate swap expense.

EBITDA for the third quarter was $13 million as compared to $6.1 million for the third quarter of 2007. However, excluding the $7.6 million early redemption penalty paid to redeem the Company’s former 10 1/8% senior subordinated notes in the third quarter of 2007, adjusted EBITDA decreased 5% to $13 million as compared to $13.7 million for the same period in 2007.

Turning quickly to our balance sheet; we had approximately $0.4 million in cash at September 30th, 2008. Our total debt balance was approximately $328 million including

$117 million in term loan debt and $18 million outstanding under the revolver. Since September 30th we paid down an additional $3.4 million net of borrowing.

This will conclude our formal remarks. I would like to turn the call over to the operator for any questions and answers.

Operator: Absolutely. The question and answer session will be conducted electronically. If you would like to ask a question, simply do so by pressing the star key followed by the digit one on your touchtone telephone. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. And once again, that is star one for questions or comments.

Let me go ahead and take the first question from Bishop Cheen with Wachovia.

Bishop Cheen: Hi. Thanks for the rundown and taking the question. Let me — I — two questions; one, I wanted to talk about your covenant EBITDA, and two, I just need you to repeat about the debt because the release shows much higher debt, but I think that’s all of the layers including the HoldCo debt, so if we can go through the cap structure. And then tell me; covenant EBITDA, if you have it as the way you define it on an LTM basis or at least the two periods together, you know, the nine months to nine months.

Wisdom Lu: Correct. So the covenant EBITDA for Q3, LTM Q3 2008 is 7.07 to 1.

Bishop Cheen: Okay.

Wisdom Lu: The way we calculate it according to the covenant compliance.

Bishop Cheen: Right. So you don’t get to add that back to the $13 million in ‘08?

Wisdom Lu: Right.

Bishop Cheen: Okay. And that’s versus the covenant EBITDA of 13.7 in ‘07 or versus the 6.1 in ‘07?

Wisdom Lu: 13.7 — where are you getting those numbers from, Bishop?

Bishop Cheen: Your press release, the last table. Adjusted EBITDA as reported, then the early redemption, then the adjusted EBITDA excluding the early redemption; it’s the last table of your press release.

Wisdom Lu: Right. So your question is…

Bishop Cheen: Well, I’m just — look, there’s a lot of EBITDAs, there’s a lot of moving parts. I’m just trying to use the most appropriate EBITDA to measure how well LBI is doing with its covenants and its credit facility.

Wisdom Lu: Right. So if you are comparing the third quarter of 2007, you would be using the 13.702 number.

Bishop Cheen: Okay.

Wisdom Lu: And in the 2000 — the Q3 2008 you would be using the 13.012 number.

Bishop Cheen: So the 13.01 is the covenant EBITDA?

Wisdom Lu: Well, it’s not the covenant EBITDA because we get to add back other stuff. But basically you would take that EBITDA and then you would be able to adjust it for the one-time thing, so like in our case we were able to adjust it for things like the legal settlement fees on the ASCAP BMI settlement, Hurricane Ike expenses, one-time items.

Bishop Cheen: Right. So here’s what I’m trying to figure out. On an LTM basis, the trailing four quarters, when you look and you say how are we doing against our covenants, and you say, well, our covenant EBITDA for the trailing four quarters is X.

Wisdom Lu: So for purposes of calculating the compliance certificate, we use 50.968 million.

Bishop Cheen: 50.9?

Wisdom Lu: 68.

Bishop Cheen: Right. So that’s — and so clearly that looks like it’s a — you know, there’s a lot of cushion and add-back in there as opposed to the kind of reported or pro forma EBITDA?

Wisdom Lu: That’s right. So what you would do is obviously you would start with our net income, you would add back interest expense, you would add back D&A, you’d add back taxes, then you add back extraordinary losses, any non-cash charges, anything that’s extraordinary expenses, the one-time item, and then you’d add back adjustments for acquisitions during the reported period.

Bishop Cheen: Okay. And then can we just go through the cap structure from the OpCo with the 8.5% notes or the — I believe the empire — a small piece of the empire notes there, and then there’s — you still have a residual of the 11% thing, your discount notes…

Wisdom Lu: Sure.

Bishop Cheen: And I think that’s all. Everything else is kind of a preferred or an equity piece or a — equity things like that underneath the HoldCo debt.

Wisdom Lu: Right. So we start at LBI Media Inc. Let’s use September 30th balances. We’ve got the 8.5 senior subordinated notes that mature in 2017, the balance on that is $225 million…

Bishop Cheen: Right.

Wisdom Lu: And the coupon on that is 8.5.

Bishop Cheen: Got it.

Wisdom Lu: Okay. Then we’ve got the revolver which at the end of the quarter the balance was $17.95 million and that one we pay a floating rate on.

Bishop Cheen: Right.

Wisdom Lu: We’ve got the term loan which at the end of September 30th was $117.2, and that we also pay a floating rate on.

Bishop Cheen: Right.

Wisdom Lu: And then we’ve got the empire note, as you call it. So — and that — the balance on that was 2 million — $2.1 million at the end of September 30th, and the interest on that is 5.5 I believe.

Bishop Cheen: Right. And then we get into the OpCo, and I think the only big — I mean, the HoldCo, and the only big piece is the 11% senior discount notes.

Wisdom Lu: Right. And then at the HoldCo level LBI Media Holdings, there’s the 68.1 million of the senior discount notes.

Bishop Cheen: Yeah. But I thought that is the face, and is it — it’s already at its face now, $68.4?

Wisdom Lu: It is — yeah. Yeah. Since October — well, it got — it amortized up to its face as of October 15th.

Bishop Cheen: Got it. Yeah, $68.4, all right. So — and then the last thing I think I missed it; you said that you paid down about $3.4 million in November on the revolver?

Wisdom Lu: Well, so we paid down net of borrowing, so everything that I paid and everything that I borrowed, the net of that is a pay-down of $3.4 million since September 30th to current.

Bishop Cheen: Got it. All right. And then last in this grand inquisition, do you anticipate any significant capital outlays in this current Q4 or significant cash or capital inflows in this current Q4, other than your normal kind of operating?

Lenard Liberman: Well, we’re are building the digital facility for Salt Lake City; it’s been a $1 million item.

Bishop Cheen: Okay.

Lenard Liberman: We are finishing our building in Dallas which we purchased two years ago, but the construction finishing now over the last six months it’s been about a $5 million item — $5 million?

Bishop Cheen: But it’s not $5 million all in Q4, is it?

Wisdom Lu: No, no, no.

Bishop Cheen: No?

Lenard Liberman: It’s a monthly amount, it’s at…

Bishop Cheen: Right.

Lenard Liberman: It’s about $0.5 million a month approximately.

Bishop Cheen: Okay.

Lenard Liberman: And that we are probably building a set for one of our shows which is going to hit in fourth quarter probably at $1 million.

Bishop Cheen: Right. And what about Hurricane Ike; any insurance, money inflow expected in Q4?

Wisdom Lu: Yes, for most of the properties, for me to give you a real answer on that, you’d have to go sort of property-by-property, but for most of the properties we would expect to get some insurance proceeds; albeit we won’t get all of it.

Bishop Cheen: Okay. So when I see the Q, maybe I’ll get a little more color on that on whatever — you know, whatever I can quantify around that?

Wisdom Lu: Yeah. And I can — offline I can give you details…

Bishop Cheen: Okay.

Wisdom Lu: Around the charges that we related to Hurricane Ike.

Bishop Cheen: Very good. Thank you, Wisdom. Thank you, Lenard.

Lenard Liberman: Thank you.

Wisdom Lu: Thank you.

Operator: As a reminder to the telephone audience, that is star, one for questions or comments.

Our next question will come from Lee Westerfield with BMO Capital.

Lee Westerfield: Thanks. Good afternoon Lenard and Wisdom. Lenard, I have a couple of questions. First, in your prepared remarks you discussed a potential affiliation of programming, I wonder if you could elaborate on what the economics of that might look like to LBI? And then secondly, if I missed it I apologize for asking in your remarks, but if you can update us with regard to real estate there in Los Angeles and where you stand with the City, especially with regard to, I think there was a transportation line coming in somewhat near your studio, and where all that may stand at this stage.

Lenard Liberman: Well, in terms of the transportation line or construction around the City, I think there will be some street activity, but we have commitments or at least representations from the City that it won’t affect our operation here. You know, with the economic crisis I’m not certain to say the California has the budget they once had, so it’s not clear to me that that’s going to happen that quickly.

And in terms of affiliations and the revenue potential for the Company, what we’re proposing to anybody who affiliates is a split of some form of split of commercial time, that’s essentially the largest, you know, sort of economic issue is how they split the time, we’re proposing about 60-40 with the folks we’re talking to, 60 to — and then we are looking to buy stations in several markets that are appealing to us.

Lee Westerfield: Okay. That’s helpful. Thank you.

Operator: Our next question will come from Janet Clay with Liberty Mutual.

Janet Clay: Hi, I have a couple of questions. One, what are you modeling for interest expense for next year?

Wisdom Lu: We’re generally using around 36 million.

Janet Clay: Okay. And do you have a CapEx number yet?

Wisdom Lu: What I tell people generally is, is our maintenance CapEx is around 5 million to 6 million.

Janet Clay: Okay.

Wisdom Lu: And that’s what we use to model ourselves. And then we have to layer on top of that sort of all of the other activities that we’re going to plan.

Janet Clay: Okay. So when I look at where your leverage is right now, and obviously the covenant starts stepping down and, you know, looking at that interest expense plus the CapEx instead of what your run-rate EBITDA is right now, I’m kind of curious what your plans are versus dealing with the banks, because it looks to me like you’re getting it really close if not will bust a covenant.

Lenard Liberman: Really, well, the covenants are on the senior debt-to-EBITDA that only happens in September, starts happening in September ‘09, so — and it’s a 7.3 — 7.75 is the initial covenant. So I think the EBITDA would have to drop pretty low to start busting a covenant against senior debt.

Janet Clay: Okay. So you’re comfortable with that?

Lenard Liberman: Well, I mean, senior debt is about 130 million right now, right? So I guess you can do the math, right?

Janet Clay: Okay. That’s it from me.

Operator: And just as another reminder; that is star one for questions or comments.

And it appears we have no further questions at this time. I would now like to turn the conference back over to our speakers.

Lenard Liberman: Thank you for participating, appreciate it.

Operator: That does conclude today’s conference call. We want to thank you for your participation, and hope that you have a great day.

Lenard Liberman: Thank you.